Exhibit 10.2
EMPLOYMENT AGREEMENT
     AGREEMENT dated as of January 4, 2010 to be effective as of January 1, 2010 (the “Effective Date”) between BRIGHTPOINT, INC., an Indiana corporation (the “Employer” or the “Company”), and Anurag Gupta (the “Executive”).
W I T N E S S E T H :
     WHEREAS, the Employer desires to employ the Executive as its President, Europe, Middle East and Africa and to be assured of his services as such on the terms and conditions hereinafter set forth;
     WHEREAS, the Executive is willing to accept such employment on such terms and conditions;
     WHEREAS, the Employer and the Executive entered into an Employment Agreement as of September 1, 2003 (the “Current Agreement”) which has been renewed from time to time since such date; and
     WHEREAS, the Employer and the Executive wish to terminate the Current Agreement and enter into this Employment Agreement with respect to the Executives new position as set forth in the first WHEREAS clause above;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Executive hereby agree as follows:
     I. Executive Duties.
     A. During the term of this Agreement, the Executive shall have the duties and responsibilities attached hereto as Exhibit A, reporting directly to the Chief Executive Officer of Employer and the Board of Directors of the Employer (the “Board”). It is understood that such duties and responsibilities shall be reasonably related to the Executive’s position.
     B. The Executive shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company. The principal place of performance by the Executive of his duties hereunder shall be the Company’s offices in Barcelona, Spain, and the Executive acknowledges that extensive travel outside of the area of Barcelona, Spain in connection with the business of the Company shall be required.
     II. Compensation.
     A. During the term of this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at a rate of US $375,000 per annum, payable in equal monthly installments on the first day of each month, or at such other times as may mutually be agreed upon in writing between the Employer and the Executive. Such Salary may be increased or otherwise modified at the end of the term in the sole discretion of the Board or the Board’s Compensation and Human Resources Committee (“Compensation Committee”), based on negotiations between the Employer and the Executive, taking into account actual results of the Executive’s area of operations and salary changes for the presidents of the Company’s other divisions. Any such modification shall be recorded as an extension of this Agreement, provided, that nothing contained herein shall constitute or imply an obligation on the part of either party to enter into such an extension at the Salary or any modified Salary or at all.
     B. In addition to the foregoing, the Employer shall pay the Executive a one-time signing bonus in the gross amount of $150,000, payable on the Effective Date
     C. In addition to the foregoing, the Executive shall be entitled to such other cash bonuses and such other compensation in the form of stock, Restricted Stock Units, stock options or other property or rights as may from time to time be awarded to him by the Board or the Compensation Committee, in their sole discretion, during or in respect of his employment hereunder, including, beginning with the Company’s fiscal year commencing January 1, 2010: (i) as may be modified or amended from time to time by the Compensation Committee, an annual cash bonus potential, on the terms and conditions set forth in the Company’s Annual Executive Cash Bonus Plan, in an amount up to 50% of the Executive’s Salary (initially US $187,500) commensurate with the bonus opportunity of the presidents of the Company’s other divisions, and (ii) participation in the Company’s annual incentive based Executive Equity Plan at an initial participation rate of 125% of the Executive’s Salary (initially US$ 468,750) commensurate with the target equity opportunity of the presidents of the Company’s other divisions. The decision whether the Executive shall receive any or all of the potential bonus or earn the equity grant shall be determined by the Compensation Committee in its sole discretion, including based on its determination regarding whether specific goals were achieved.
     D. All payments described herein shall be subject to all required tax withholdings.
     III. Benefits.
     A. During the Term, the Executive shall have the right to participate in such benefit plans as the Company may from time to time institute for its regular employees, and his participation shall be in accordance with the eligibility requirements of such plans. The parties acknowledge and agree that such plans may be amended periodically by the Company at its discretion.
     B. During the Term, the Executive shall be entitled to the number of paid holidays, personal days off, paid vacation days and sick leave days in each calendar year as are determined by the Company from time to time, consistent with its human resources policies and practices, as amended from time to time by the Company. Such paid vacation may be taken in the Executive’s discretion with the prior approval of the Company, and he shall schedule such vacation so that it does not interfere with the fulfillment of his duties and responsibilities and such scheduling shall not be inconsistent with the business needs of the Company.

     C. The Executive will be provided an automobile for business and personal use or, at the Company’s discretion, an allowance in the amount of €2,300 per month. All taxes associated with this benefit are the responsibility of the Executive.
     IV. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Executive during the term of this Agreement shall be paid by the Company provided that such expenses are incurred in accordance with the Company’s policies. If any such expenses are paid in the first instance by the Executive, the Employer shall reimburse him therefore on presentation of appropriate receipts for any such expenses, consistent with the Company’s policies and practices.
     V. Term. The term of this Agreement (the “Term”) shall be for two (2) years from the Effective Date (and such period being herein referred to as the “Initial Term,” and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an “Employment Year”). After the Initial Term, this Agreement shall be renewable automatically for successive one year periods (each such period being referred to as a “Renewal Term”), unless, more than thirty days prior to the expiration of the Initial Term or any Renewal Term, either the Employee or the Company give written notice that employment will not be renewed (“Notice of Non-Renewal”), whereupon (i) if the Employee gives the Notice of Non-Renewal, the term of the Employee’s employment shall terminate upon the expiration of the Initial Term or the then current Renewal Term, as the case may be, or (ii) if the Company gives the Notice of Non-Renewal or terminates this Agreement without Cause, the term of the Employee’s employment shall be for a final one (1) year period (the “Final Renewal Term”), commencing effective at the date of Notice of Non-Renewal, unless earlier terminated pursuant to Section VI hereof.
     VI. Early Termination. Executive’s employment under this Agreement may be terminated earlier than on the last day of the Term without any breach of this Agreement only on the following circumstances:
     6.1. Death. The Executive’s employment under this Agreement shall terminate upon his death.
     6.2. Disability. If, as a result of the Executive’s physical or mental disability (which cannot be reasonably accommodated), he cannot perform all of the essential functions of his position, the Employer may terminate this Agreement and the Executive’s employment hereunder.
     6.3. Cause. The Employer may terminate the Executive’s employment under this Agreement for Cause. For purposes of this Agreement, the Employer shall have “Cause” to terminate the Executive’s employment under this Agreement upon (a) the Executive’s failure to satisfactorily perform his duties and responsibilities under this Agreement as determined by the Company, or his failure to meet the Company’s reasonable expectations in the performance of his duties and responsibilities as determined by the Company; (b) the commission of any act by the Executive which the Company determines constitutes dishonest behavior or misconduct (including, but not limited to, any action that may or does result in embarrassment or harm to the Company); the Executive’s negligence or malfeasance; or the Executive’s failure to follow the

Company’s rules, policies, or procedures; (c) the Executive’s conviction of a crime, or the filing of criminal charges against him, for a crime involving embezzlement, fraud, or other dishonest conduct; or (d) if at any time that the Company’s securities are listed on a stock exchange or Nasdaq Stock Market, the Executive commits any violation of, or fails to comply with, any securities law, rule or regulation or stock exchange or Nasdaq Stock Market regulation rule relating to or affecting the Company, including without limitation (i) the Executive’s failure or refusal to honestly provide a certificate in support of the chief executive officer’s and/or principal executive officer’s certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.
     6.4. Termination by the Executive. The Executive may terminate his employment under this Agreement upon six months written notice, provided that the six months will run commencing on the first day of the month immediately following the month in which such notice is given. In the event of such notice, the Employer may, at its option, advance the date of the Executive’s termination to a date earlier then that specified by the Executive if the Employer determines that such is consistent with its business and transition needs. In addition, if the Employer exercises its option to advance the date of the Executive’s termination, such termination shall be deemed for “Cause.”
     6.5. Termination By Employer other than for Cause, Death or Disability. The Company may terminate this Agreement upon written notice to the Executive at any time, subject to Article VIII hereof.
     VII. Notice and Date of Termination. Any termination of the Executive’s employment by the Employer or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. The “Date of Termination” shall mean: (a) if the Executive’s employment is terminated by his death, the date of his death; (b) if the Executive’s employment is terminated pursuant to Section 6.2 or 6.3 above, the date on which the Notice of Termination is given or such other date specified in the Notice by the Employer; and (c) if the Executive’s employment is terminated by the Employer for any other reason, the date specified by the Employer in its Notice of Termination; and (d) if this Agreement is terminated by the Executive, the date specified by him in the Notice (which shall be subject to advancement at the option of the Company, as described in Section 6.4).
     VIII. Compensation Upon Termination.
     (a) If the Executive’s employment shall be terminated by reason of his death or disability, the Employer shall pay to such person as he shall designate in writing filed with the Employer, or if no such person shall be designated, to his duly-qualified estate (and as otherwise provided by law) as a lump sum benefit, his full Salary to the date of his death or disability in addition to any payments the Executive’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or similar plan or policy then maintained by the Employer, and such payments shall, assuming the Employer is in compliance with the provisions of this Agreement, fully discharge the Employer’s obligations to Executive and his estate with respect to this Agreement.

     (b) If the Executive’s employment shall be terminated for Cause or if the Agreement is terminated by the Executive, the Employer shall pay the Executive his full Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and the Employer shall, assuming the Employer is in compliance with the provisions of this Agreement, have no further obligations to him with respect to this Agreement.
     (c) If the Employer terminates the Executive’s employment and this Agreement, other than for Cause (as defined in Section 6.3) or other than as provided in Sections 6.1 and 6.2, then the Employer shall pay the Executive his full Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given to him. In addition, in the event of said termination, the Employer shall provide the Executive an opportunity to execute a Separation Agreement and Release of Claims (“Separation Agreement”), to be prepared by the Employer, and which agreement shall include, among its terms: (i) a separation payment to the Executive; and (ii) a provision providing for the immediate vesting of all options and/or restricted stock units (RSUs) granted to the Executive. The separation payment shall be the lesser of a) an amount equivalent to the Cash Compensation Defined as Base Salary and Bonus Opportunity that would be paid to Executive during the remaining Term of this Agreement (such amount will not be less than one year’s base salary) or b) $1,000,000. The separation payment and vesting of options and RSUs shall be in lieu of any further obligations to the Executive, including, but not limited to, any arising under this Agreement. The separation payment shall be paid to the Executive in equal installments on the Employer’s regular payroll dates, with the first installment to be paid to him as soon as practical after the effective date of the Separation Agreement.
     (d) If the Employer terminates the Executive’s employment and this Agreement, other than for Cause (as defined in Section 6.3) or other than as provided in Sections 6.1 and 6.2, the Employer will pay reasonable relocation costs to repatriate the Employee and Family to the United States including the movement of their personal belongings and travel expenses for the family members to the United States.
     (e) Upon a Change in Control, if in breach of this Agreement, the Employer terminates the Executive’s employment, other than pursuant to Sections 6.1, 6.2 or 6.3 hereof, then the Employer shall pay to the Executive the greater of a) an amount equivalent to the Cash Compensation Defined as Base Salary and Bonus Opportunity that would be paid to Executive during the remaining Term of this Agreement or b) $1,000,000 and (ii) a provision providing for the immediate vesting of all options and/or restricted stock units (RSUs) granted to the Executive.. The separation payment and vesting of options and RSUs shall be in lieu of any further obligations to the Executive, including, but not limited to, any arising under this Agreement. The separation payment shall be paid to the Executive in equal installments on the Employer’s regular payroll dates, with the first installment to be paid to him as soon as practical after the effective date of the Separation Agreement. If the Employer terminates the Executive’s employment and this Agreement, other than for Cause (as defined in Section 6.3) or other than as provided in Sections 6.1 and 6.2, the Employer will pay reasonable relocation costs to repatriate the Executive and his family to the United States.

     IX. Confidentiality; Noncompetition.
     A. The Employer and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive will be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (verbal and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Executive to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 10(a), including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Executive agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Executive during his employment by Employer, without the prior written consent of Employer; provided, however, that the Executive understands that Executive will be prohibited from misappropriating any trade secret (as defined for purposes of Indiana law) at any time during or after the termination of employment.
     B. The Executive hereby agrees that he shall not, during the period of his employment and for a period of two (2) years following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Executive’s employment or on the date of termination of the Executive’s employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Company’s principal business activities. Notwithstanding the foregoing: (i) Executive shall be permitted to own (as a passive investment) not more than 5% of any class of securities which is publicly traded; provided, however that said 5% limitation shall apply to the aggregate holdings of Executive and those of all other persons and entities with whom Executive has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities, and (ii) if the Employer provides the Executive with a Notice of Non Renewal so that no Renewal Term is created hereunder, then the post employment restriction period as set forth in this section B. shall be one (1) year following the Initial Term.
     C. The Executive hereby agrees that he shall not, during the period of his employment and for a period of two (2) years following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitations of the Company’s customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Executive directly or indirectly, disparage the commercial, business or financial reputation of the Company.

     D. For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of subparagraphs 10(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Executive, (but only those suppliers existing during the time of the Executive’s employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.
     E. Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Executive including all copies thereof, shall be promptly returned to the Company.
     F. 1. The Executive agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Employer shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship;
          2. If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Executive’s employment by the Company, unless such Invention is entirely unrelated to the Company’s business directly or indirectly; and
          3. The Executive agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.
     G. The Company shall be the sole owner of all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive’s employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.
     H. The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Executive of any of his obligations under this Section 10, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.
     I. The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 10(h) hereof, the Company shall have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 10, and the Executive hereby agrees to account for and pay over such Benefits to the Company.
     J. Each of the rights and remedies enumerated in Section 10(h) and 10(i) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
     K. If any provision contained in this Section 10 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
     L. If any provision contained in this Section 10 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.
     M. It is the intent of the parties hereto that the covenants contained in this Section 10 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Executive hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 10 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.
     X. General. This Agreement is further governed by the following provisions:
     A. Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Employer:	Brightpoint, Inc.
7635 Interactive Way, Suite 200
Indianapolis, Indiana 46278
Attn: General Counsel

To the Executive:	Anurag Gupta
10677 Crown Court
Carmel, IN 46032
     B. Parties in Interest. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
     C. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Employer including, without limitation, the Current Agreement and, together with the Relocation Agreement between the parties hereto, of even date herewith, contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged. In the event that the terms of this Agreement and the Relocation Agreement conflict, the terms of this Agreement shall control.
     D. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to conflicts of law principles. Executive agrees to and hereby does submit to jurisdiction before any state or federal court of record in Marion County, Indiana, or in the state and county in which such violation may occur, at Employer’s election.
     E. Warranty. Executive hereby warrants and represents as follows:
          1. That the execution of this Agreement and the discharge of Executive’s obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Executive and any other party or parties.
          2. Executive has ideas, information and know-how relating to the type of business conducted by Employer, and Executive’s disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.
     F. Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

     G. Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BRIGHTPOINT, INC.
By:	/s/ Robert J. Laikin
Robert J. Laikin,
Chairman of the Board and Chief Executive Officer

/s/ Anurag Gupta
ANURAG GUPTA

EXHIBIT “A”
Duties and Responsibilities
The duties and responsibilities of the President, Europe, Middle East and Africa include, but are not limited to, the following:
Reporting to the Chairman & CEO of Brightpoint, Inc, the President is a key leadership position responsible for planning and directing all Brightpoint Europe, Middle East and Africa (“EMEA”) activities in accordance with strategies, plans, and roadmaps as established by the Board of Directors and the Chairman & CEO as well as setting business-related goals for strategic direction of the region. He/she will also be responsible for ensuring financial stability commensurate with the best interest of the shareholders, Board of Directors, associates, and the community. He/she will have the P&L responsibility for the EMEA region.
The President will be crucial in meeting or exceeding business goals and fostering a satisfying work atmosphere. Additionally his/her responsibilities include leading, directing, guiding, and coaching the region’s executive staff to provide the highest quality of service to our customers, suppliers, and vendors.
Nothing in this job description can supersede Board policy.
AUTHORITY AND REPORTING RELATIONSHIPS
The President is the ultimate authority in the EMEA region, with respect to day-to-day operations, reporting only to the Chairman & CEO.
The President selects and appoints the key management of the region and has authority over all management decisions in day-to-day operations.
The President has full authority over all aspects of the Brightpoint EMEA region’s activities, which should be aligned with Brightpoint’s corporate strategy. This includes authority that is needed to make decisions and take actions in order to satisfy the responsibilities and duties set forth below in compliance with all company policies.
ESSENTIAL DUTIES AND RESPONSIBILITIES
The duties and responsibilities of the President include, but are not necessarily limited to, the following:
Directs all Brightpoint EMEA regional operations, including strategic planning, recommends and implements programs and policies, and provides general administrative direction once approved by the Chairman & CEO.

Defines the precise scope, range, and limitations of the region’s involvement in terms of services and geographic areas in which Brightpoint EMEA will operate.
Provides strategic and/or administrative direction/management in all regional functions to include: business development, sales, distribution, outsourcing/fulfillment, P&L management, product development, compliance, and after sales service, optimizing SG&A, management, finance, human resources, marketing, operations, risk management, and security.
Analyzes operating results of the region relative to established objectives and ensures that appropriate steps are taken to reverse unsatisfactory trends.
Thorough understanding of the balance sheet and critical areas including inventory and Accounts Receivable. Capable of drilling into the details when necessary.
Continually strives to provide the highest quality service consistent with competitive environments and the achievement of the Brightpoint EMEA goals.
Provides Chairman & CEO with industry trends and forecasts. Works closely with others in developing and executing the strategic and business plans necessary for development and success of the sales and service teams and is directly responsible for the development and execution of best practices in wireless distribution and supply chain services activities and strategies.
Develops, recommends, and implements distribution and service policies/procedures to enable the region to meet its obligations in terms of low cost distribution and supply chain services to customers.
Prepares and presents fiscal budgets to the Chairman & CEO and Board for review and approval of the current fiscal year for the succeeding fiscal year. Oversees and directs a budget that is consistent with the Company’s overall strategic plan.
Maintains the desired Brightpoint image of quality, service, and professionalism.
Operates Brightpoint EMEA in a profitable manner, assuring that a reasonable return is realized.
Continually strives to maintain state-of-the art technical knowledge of the business, products, services, and overall industry best practices.
Conducts new business development activities as a way to promote growth and development. Builds positive relationships with customers, suppliers, vendors, partners and the community, and with the appropriate trade associations and organizations. Has contacts and the ability to open doors at wireless carriers, MVNOs and OEMs/ODEMs for Brightpoint to present and sell its supply chain solutions.
Directs an emphasis on improving revenue growth and market penetration through sales efforts.

Provides justification for all recommendations and decisions on expansion plans, capital expenditures, or major changes in the region.
Provides oversight and makes recommendations for plans, specifications, and agreements for the expansion and/or acquisition of existing and new business opportunities.
Leads by example in fostering and maintaining an open and cooperative atmosphere. Provides leadership related to communication, training, general information-sharing, and support of the success of all departments.
Is a seasoned leader with an ability to attract, retain and motivate a multi-cultural organization across Europe
Fosters cooperative relationships with peers throughout the organization.
Resolves all business and employee relations problems or grievances not satisfactorily settled at a lower level. Ensures that decision-making is decentralized and performed at the proper levels.
Ensures that policies are communicated, uniformly understood, and properly interpreted and administered by subordinates. Sets the proper “Tone at the Top” for the EMEA region.
Develops and maintains good relations with employees, partners, customers, suppliers, vendors, and in the community.
Responsible for the selection, appointment, and retention of key management personnel.
Establishes standards for managerial performance.
Approves recommendations for staffing and/or compensation changes within the organization.
Approves personnel promotions within and oversees the hiring process.
Conducts periodic performance reviews and salary reviews of key personnel under incumbent’s supervision, and ensures all other personnel receive a periodic review.
Provides staff with a working environment where open communication, personal and professional growth opportunities, compassion for staff needs, empowerment to perform essential job duties, fairness, dignity, and mutual respect are priorities.
Ensures that the growth of Brightpoint EMEA is in accordance with identified goals, that the objectives are achieved through the coordination of the activities of the key managers, and through the provision of guidance and direction to these managers.

Assures that each of the key management personnel establishes his/her own departmental operating procedures, policies, interpreting the overall policies, and detailing the work methods for each functional group.
Performs all other tasks and duties as assigned by the Chairman & CEO and/or Board of Directors.
LEGAL AND PRESCRIBED RESPONSIBILITIES
Ensures that the region is in compliance with the appropriate and required laws and regulations for the region, local, and other regulatory agencies.
Ensures the prudent operation of Brightpoint EMEA while safeguarding its assets.
Is a champion of the Company’s Code of Business Conduct and Ethics and ensures that regional staff comply with the terms of the Code,
Ensures the proper and complete handling of all legal matters.
The individual must be a visionary leader who has the ability, skills, and knowledge to take Brightpoint EMEA into the future. He/she instills in the staff a passion and understanding of the wireless industry.